UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2022

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On January 14, 2022, Jack Peurach, the President, Chief Executive Officer and a director of Ekso Bionics Holdings, Inc. (the “Company”), notified the Company of his intention to resign as an officer and member of the Board of Directors (the “Board”) of the Company to pursue other endeavors. On January 20, 2022, the Board and Mr. Peurach reached an understanding regarding his decision to leave the Company and entered into an Executive Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Peurach’s last day of service as the President, Chief Executive Officer and as a member of the Company’s Board is January 21, 2022. Mr. Peurach’s resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Pursuant to the Separation Agreement, in exchange for certain releases and Mr. Peurach’s agreement to provide certain transition services to the Company, the Company will provide Mr. Peurach the following benefits: (i) an amount equal to nine months of his annual base salary, payable in equal installments on the Company’s regular payroll dates and paid less all applicable deductions and withholdings; (ii) if Mr. Peurach timely elects to continue his participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums until the earliest of nine months following Mr. Peurach’s resignation or the end of his COBRA continuation period, whichever is earlier, provided, however, the Company’s obligations to pay such premiums will terminate earlier if he becomes eligible for health insurance coverage from another employer during such period; (iii) a one-time lump sum payment of cash in the amount of $187,250, less applicable deductions and withholdings; and (iv) accelerated vesting of the following time and performance-based restricted stock units (the “RSUs”) previously awarded to Mr. Peurach: 1) a portion of the RSU award granted on March 3, 2021, originally scheduled to vest on March 3, 2022, equal to 15,241 RSUs; 2) a portion of the performance unit award granted on March 3, 2021, originally scheduled to vest on March 3, 2022 subject to achievement of performance at specified metrics level for 2021, equal to 15,241 performance units; and 3) a portion of the RSU award granted on August 31, 2021, equal to 12,500 RSUs. Mr. Peurach’s remaining unvested performance and time-based restricted stock units will be forfeited.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Appointment of Chief Executive Officer

On January 20, 2022, the Company’s Board appointed Steven Sherman, who currently serves as the Chairman of the Board, to become Chief Executive Officer of the Company effective January 22, 2022. Mr. Sherman will continue to serve as a member of the Chairman of the Board of the Company, and Board member Stanley Stern has been designated the Board’s lead independent director.

Mr. Sherman, 76, has served as the Company’s Chairman of the Board since January 2014, including service as Executive Chairman from October 2018 through December 2020. He also previously served on the board of directors of Ekso Bionics, Inc., the Company’s wholly owned subsidiary, from December 2013 until January 2014. Mr. Sherman is the Chairman of Imetric, an IoT platform for consumer and enterprise. Since 1988, Mr. Sherman has been a member of Sherman Capital Group, a merchant banking organization with a portfolio of private and public investments. Mr. Sherman is the former Chairman of Purple Wave Inc., an online auction platform and is a founder of Novatel Wireless, Inc. (Nasdaq: NVTL), Vodavi Communications Systems Inc. (Nasdaq: VTEK) and Main Street and Main Inc. Previously, Mr. Sherman has served as a director of Telit; Chairman of Airlink Communications, Inc. until its sale to Sierra Wireless, Inc.; Chairman of Executone Information Systems (Nasdaq NM: XTON); and as a director of Inter-Tel (Delaware) Incorporated (Nasdaq: INTL).

On January 21, 2022, the Company entered into an Employment Agreement with Mr. Sherman (the “Employment Agreement”), which provides for a one-year employment period. Under the Employment Agreement, Mr. Sherman will receive an annual base salary at the rate of $453,000 per year, provided that in lieu of cash payments, within 30 days following the beginning of the employment period, the Company will grant Mr. Sherman an award of restricted shares of the Company’s common stock or restricted stock units under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “EIP”), which award will vest in 12 equal monthly installments subject to his continued employment with the Company (the “Equity Award”). Mr. Sherman will also be eligible to receive an annual bonus in an amount up to 75% of his base salary, in an amount, if any, as the Board may determine in its sole discretion, and which will also be payable in shares of the Company’s common stock. Mr. Sherman may have additional opportunity for equity grants beginning six months after the effective date of the agreement based on performance metrics as determined by the Compensation Committee and approved by the Board. If Mr. Sherman is terminated without cause, subject to his signing a general release (a) any unvested portion of Mr. Sherman’s Equity Award will become fully vested, and (b) he will receive a pro-rated target bonus, payable in the Company’s common stock.

Under the Employment Agreement, Mr. Sherman and his dependents will also be entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Sherman will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred by him for the purpose of conducting our business, in accordance with our policies. During his service as an employee of the Company, Mr. Sherman will not be eligible for compensation as a Board member.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.2 and incorporated herein by reference.

There are no related party transactions between Mr. Sherman and the Company as defined in Item 404(a) of Regulation S-K. There are no family relationships between Mr. Sherman and any other director, executive officer or person nominated or chosen to be a director or executive officer of the Company.

Appointment of President and Chief Operating Officer

On January 20, 2022, the Company’s Board appointed Scott Davis to become President and Chief Operating Officer effective January 22, 2022.

Mr. Davis, 52, has served as the Company’s Executive Vice President of Strategy and Corporate Development since April 2021. Mr. Davis has more than two decades of worldwide leadership success in fast growing high-tech companies. Prior to joining the Company, from December 2018 through March 2021, Mr. Davis served as Chief Executive Officer of Globalmatix, Inc., a disruptive IoT connected telematics solution provider, and from January 2017 through December 2018, he served as SVP Strategy for GetWireless, LLC, a telecommunications equipment provider. From 2015 through 2020, he provided C-level consulting services assisting on scalability, process improvement, business development, M&A support and go-to-market strategy as President of SGD Executive Services LLC. From 2007 through 2015, Mr. Davis served as Vice President of Global Sales Enterprise Solutions for Sierra Wireless, Inc. (SWIR). Mr. Davis has a B.S. in Business Administration from Bloomsburg University.

On February 22, 2021, the Company entered into an offer letter with Mr. Davis in connection with his retention as Executive Vice President of Strategy and Corporate Development (the “Offer Letter”). Under his Offer Letter, Mr. Davis is entitled to a base salary of $295,000 per year, and is eligible to participate in the Company’s annual bonus program, in which he may receive up to 50% of his base salary based on Company and individual performance against milestones for the year. In April 2021, Mr. Davis also received equity awards of 36,700 restricted stock units and 36,700 performance units under the EIP, each of which vest over three years.

If the Company terminates Mr. Davis’ employment without cause, he will be entitled to severance in the form of salary continuation at his base salary rate for nine months, provided that if such termination occurs before the first anniversary of his employment, the severance period will equal six months. He would also be entitled to continuation or reimbursement for participation in the Company’s group health plan and other benefits to extent permitted during the severance period.

Mr. Davis is also eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.3 and incorporated herein by reference

There are no related party transactions between Mr. Davis and the Company as defined in Item 404(a) of Regulation S-K. There are no family relationships between Mr. Davis and any other director, executive officer or person nominated or chosen to be a director or executive officer of the Company.

Item 8.01. Other Events

On January 21, 2022, the Company issued a press release announcing the leadership changes discussed in Item 5.02. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the leadership changes discussed in Item 5.02 and the previously disclosed appointment of Dr. Corinna Lathan to the Board, effective January 22, 2022, the Board has disbanded its Strategy Committee and appointed committee assignments as follows: directors Mary Ann Cloyd, Dr. Corinna Lathan, Dr. Charles Li and Stanley Stern will comprise the Audit Committee, with Dr. Li serving as chair; directors Mary Ann Cloyd, Dr. Charles Li and Rhonda Wallen will comprise the Compensation Committee, with Ms. Wallen serving as chair; and directors Mary Ann Cloyd, Dr. Corinna Lathan and Rhonda Wallen will comprise the Nominating and Governance Committee, with Ms. Cloyd serving as chair.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Executive Separation and Release Agreement, dated January 20, 2022, between the Company and Jack Peurach
10.2	Employment Agreement, dated January 21, 2022, between the Company and Steven Sherman
10.3	Offer Letter, dated February 22, 2021, between the Company and Scott Davis
99.1	Press release dated January 21, 2022
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ John F. Glenn
Name:	John F. Glenn
Title:	Chief Financial Officer

Dated: January 21, 2022